                             FEF DISTRIBUTORS, LLC
                          1345 AVENUE OF THE AMERICAS
                               NEW YORK, NY 10105
                                 (212) 698-3000

                               FIRST EAGLE FUNDS
                            SELLING GROUP AGREEMENT

            As Distributor and principal underwriter of the Shares (the "Shares") of beneficial interest of First Eagle Funds, a Delaware statutory trust (the "Fund"), and the series thereof as set forth in Exhibit A hereto, FEF Distributors, LLC, invites OneAmerican Securities, Inc. (collectively "you") to join a selling group for the distribution of the Shares of the Fund. As exclusive agent of the Fund, we offer to sell you Shares on the following terms:

            1. Orders received from you will be accepted only at the public offering price per share applicable to each order, as described in the then current Prospectus(es) and Statement of Additional Information of the Fund (the "Prospectus"). Acceptance of orders shall be subject to all provisions of the Prospectus, including the applicable minimum and the Fund's right to decline to accept any order, and to the terms and conditions set forth herein. No conditional orders will be accepted. As Distributor of the Shares, we shall have full authority to take such action as we may deem advisable in respect of all matters pertaining to the distribution of such Shares. The procedures relating to the handling of orders shall be subject to instructions that we shall forward to you from time to time.

            2. Each series of the Fund currently issues multiple classes of Shares as reflected in the Prospectus. In the future, the Fund may create additional series and classes of Shares. The Prospectus will be revised to reflect the creation of any such additional series and classes of Shares. This Agreement is applicable to the distribution of any and all Shares, whether of a series or class currently issued or issued in the future. The creation of any series or class of Shares of the Fund in the future will not affect the terms of this Agreement with respect to any existing series or class of Shares, and will not constitute an amendment or modification to this Agreement. The sales charges and dealer concessions applicable to sales of Shares by you which are accepted by us shall be as set forth in the Prospectus. For the payment of asset based sales charges and service fees, as set forth in the Prospectus and/or in accordance with any distribution plan or plans adopted for the Fund by its Board of Trustees pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended, with respect to any class of Shares of any series, you will assist us in providing services to your customers who may, from time to time, directly or beneficially own Shares, including, but not limited to, distributing (or causing to be distributed) prospectuses, sales literature, advertising and promotional material, answering routine customer inquiries regarding the Fund, assisting customers in effecting administrative changes, such as, changing dividend options, account designations and addresses, assisting in the establishment and maintenance of customer accounts and records and in the processing of purchase and redemption transactions, investing dividends and distributions automatically in Shares and providing such other information and services as the Fund or customer may reasonably request.

            3. All fees, concessions or commissions payable to you shall be in accordance with the then current Prospectus. You understand that all fees and concessions relating to the Shares, including any Rule 12b-1 fees applicable to any series or class of Shares, shall be payable to you only if and to the extent that such fees, concessions, or commissions are actually received by us from the Fund. Any sales commission due upon a sale of Shares, as set forth in the Prospectus, shall be payable only upon the Fund's receipt of the full public offering price of Shares in New York clearing house funds, and we shall have no obligation to make any disbursement thereof to you until after receipt of New York clearing house funds by or for the Fund. We reserve the right at any time without notice to modify, suspend or terminate such payments hereunder. All such payments shall be subject to our continued authority to distribute the Shares and the Fund's authority to terminate or modify its Agreements with us.

            4. You shall have the option of placing orders for Shares through the Transfer Agent as set forth in the Prospectus or through the National Securities Clearing Corporation's ("NSCC") system and facilities. Payment for Shares purchased through the Transfer Agent shall be made to the Transfer Agent on or before the settlement date specified in the applicable confirmation, and as set forth in the Prospectus. Payment for Shares purchased through the NSCC shall be made through the NSCC's systems and facilities If such payment is not received or payment is not valid, we reserve the right, without notice, forthwith to cancel the sale or, at our option, to resell the Shares on your behalf to the Fund at the prevailing repurchase price. In this event or in the event you cancel the trade for any reason, you agree to be responsible for any Fund Dilution resulting from your failure to make payment as aforesaid. When used herein, the term "Fund Dilution" shall mean any detrimental financial impact to the Fund, if any, resulting from the cancelled Share purchase transaction. You shall not be entitled to any benefit, whether by offset or otherwise, resulting from any increase in the asset value of Shares, payment for which has not been received by us.

            5. By accepting this Agreement you agree that:

            a. You will order Shares only from us and our designated agents. All such purchases shall be made only to cover purchase orders already received from your customers or for your own bona fide investment.

            b. You will not delay in placing orders received from your customers so as to profit yourself as a result of such delay, you will place orders for purchases and redemptions promptly upon receipt from your customers, and you will comply with our policy regarding late trading, as the same is set out in the Prospectus (and may be changed from time to time to comply with applicable law or otherwise). You must maintain appropriate documentation as to the timing of order instructions and make the same available to us upon our reasonable request at any time within six years following the date of such order.

            c. You will not purchase Shares from your customers at a price lower than the bid price then quoted by or for the Fund. You may, however, sell Shares for the account of your customer or to us as agent for the Fund, at the bid price currently quoted by or for the Fund and charge your customer a fair commission for handling the transaction. Each party represents that it has and will maintain policies and procedures to detect and prevent market timing transactions that contravene the restriction or prohibition on market timing, if any, as found in the then current Fund's Prospectus, and each party will reasonably cooperate with the other in this regard.

            d. Applicable selling commissions and concessions are based on the amount of the sale, as set forth in the Prospectus of the Fund as amended periodically. All commissions and concessions are subject to change without notice by us and will comply with any changes in regulatory requirements. You agree that you will not combine customer orders to reach breakpoints in commissions for any purposes whatsoever unless authorized by the Prospectus.

            6. By opening an omnibus account for any series or class of Shares of the Fund, you thereby represent, warrant and covenant that you will accurately perform the necessary sub-accounting functions, including properly computing and remitting applicable contingent deferred sales charges and any conversions or exchanges of a series or class of Shares to another under the terms of the Prospectus.

            7. If any of the Shares sold through you hereunder are redeemed by the Fund or repurchased by us as agent for the Fund within seven business days after confirmation of the original purchase, it is agreed that you shall forfeit your right to the entire dealer concession received by you on such Shares. We will notify you of any such repurchase or redemption within ten business days from the date thereof and you shall forthwith refund to us the entire amount of all concessions or payments received by you on such sale. We agree, in the event of any such repurchase or redemption, to refund to the Fund our share of the sales charge or fees retained by us, if any, and upon receipt from you of the refund of the concession allowed to you, to pay such refund forthwith to the Fund.

            8. No person is authorized to make any representations concerning the Shares except those contained in the Prospectus and in sales literature issued by us supplemental to the Prospectus. You will provide to each of your customers on their initial investment in Shares of the Fund with a Prospectus prior to or at the time such purchase. We will furnish additional copies of the Prospectus and any sales literature and other information issued by us or the Fund in reasonable quantities upon your request. If you wish to use your own advertising material, such as mailers, brochures, prospecting letter, etc., with respect to the availability of Shares of the Fund, all such advertising must be submitted to us for review and approval prior to use. You shall be responsible for filing and obtaining any approvals of such advertising as may be required by applicable law or regulation.

            9. In all sales of Shares to the public, you shall act as dealer for your own account, and in no transaction shall you have any authority to act as agent for the Fund, for us or for any other member of the selling group. You are responsible for your own conduct, for the employment, control and conduct of your employees and agents, for injury to such employees or agents or to others through such employees or agents, and for thorough and prior training of such employees or agents concerning the selling methods to be used in connection with the offer and sale of Shares, giving special emphasis to the principles of full and fair disclosure to prospective investors. In furtherance of such disclosure principles, you will be responsible for clearly advising your clients of relevant sales charges and redemption fees. You have an obligation to assist your clients in obtaining any reduced sales charge to which they are entitled. Please refer to the Prospectus to review (i) the schedule at which breakpoints apply and (ii) additional information regarding the Funds' redemption fee policies. You assume full responsibility for your employees and agents under applicable laws and agree to pay all employer taxes relating thereto.

            10. This Agreement is conditioned upon your representation and warranty that you (i) are a member in good standing of the Financial Industry Regulatory Authority ("FINRA") and are registered as a broker-dealer under the Securities Exchange Act of 1934 or in the alternative, that you are a foreign broker-dealer not eligible for membership in the FINRA; (ii) are qualified to act as a broker-dealer in each jurisdiction in which you will offer Shares; and
(iii) will maintain such registrations, qualifications and memberships throughout the term of this Agreement. You shall comply with all applicable federal laws, the laws of each jurisdiction in which you will offer Shares and the rules and regulations of the FINRA and any self-regulatory organization to which you, the Fund or we are subject. You will provide immediate notice to us if you become the subject of any order of expulsion or suspension. Expulsion from the FINRA will automatically terminate this Agreement. You shall not be entitled to any compensation during any period in which you have been suspended or for any period following your expulsion from membership in the FINRA. You further agree that you will not make available Shares in any state or other jurisdiction in which such Shares may not be lawfully offered for sale. You shall promptly answer all written complaints received by you relating to Fund accounts and forward copies of such complaints and your responses to FEF Distributors, LLC, 1345 Avenue of the Americas, New York, NY 10105. (Because foreign broker-dealers may be asked to make additional representations or provide additional information, foreign broker-dealers must contact the Distributor at this address before executing this Agreement.)

            11. You represent and warrant that you and your affiliates have adopted policies and procedures reasonably designed to detect and prevent money laundering activities in compliance with applicable laws, regulations and regulatory interpretations, including policies and procedures implementing applicable sections of the USA PATRIOT Act and of regulations promulgated thereunder ("Anti-Money Laundering Program," "AML"). You represent that you have implemented such policies and procedures, including relevant customer identification procedures. You undertake that you shall (a) conduct your operations in accordance with applicable laws, regulations and regulatory interpretations; (b) provide that all customers that you introduce to us have been subjected to and will continue to be subjected to such AML Program; (c) in the event of requests by appropriate regulatory authorities, provide access to requested information relating to your anti-money laundering compliance to us and, if appropriate, the Fund; (d) upon reasonable request, provide a summary of your AML program to us and, if appropriate, the Fund; (e) upon reasonable request, certify, in writing that you are in compliance with applicable anti-money-laundering laws, rules, regulations and regulatory interpretations with respect to the services provided under this Agreement.

            12. In accordance with Rule 22c-2 under the Investment Company Act of 1940, you agree that:

            a. You must maintain and make available to us or the Fund upon our or the Fund's reasonable request at any time the following account information: the taxpayer identification number ("TIN"), if known, of any or all Shareholder(s) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by you during the period covered by the request. Requests made under this Section 12(a) must set forth a specific period, not to exceed 30 days from the date of the request, for which transaction information is sought. We or the Fund may request transaction information older than 90 days from the date of the request as we or they deem necessary to investigate compliance with policies established by us or the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

            b. You will provide all requested transactional information to us promptly, but in any event not later than 5 business days, after receipt of the request. If the requested information is not on your books and records, you agree to: (i) provide or arrange to provide to us or the Fund the requested information from Shareholders who hold an account with an "indirect intermediary," or (ii) if directed by us or the Fund, block further purchases of Shares from such indirect intermediary. In such instance, you agree to inform us or the Fund whether you plan to perform
      (i) or (ii). To the extent practicable, the format for any transaction information provided to us should be consistent with the NSCC Standardized Data Reporting Format.

            c. You will execute written instructions from us or the Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by us or the Fund as having engaged in transactions of the Fund's Shares that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund. This is provided that such instructions must include the TIN, if known, and the specific restriction(s) to be executed. If the TIN is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

            d. You will execute instructions as described in Section 12(c) of this Agreement as soon as reasonably practicable, but not later than 5 business days after your receipt of our or the Fund's instructions.

            e. You will provide written confirmation to us or, as directed, the Fund that the instructions as described in Section 12(c) of this Agreement have been executed. You will provide this confirmation as soon as reasonably practicable, but not later than 10 business days after the instructions have been executed.

            For purposes of this Section 12 only, the term "Fund" includes the Fund's transfer agent, the term "Shares" is limited to shares held in an account maintained by you, the terms "written" and "in writing" include electronic writings and facsimile transmissions and the term "Shareholder" means the beneficial owner of Shares, whether the Shares are held directly or by you in nominee name, PROVIDED, HOWEVER, that, first, if your relevant relationship to such a person is primarily that of a retirement plan recordkeeper, the term "Shareholder" means a plan participant notwithstanding that the plan may be deemed to be the beneficial owner of Shares, and, second, if your relevant relationship to such a person is primarily that of an insurance company issuer of a variable annuity or variable life insurance contract, the term "Shareholder" means a holder of interests in such a contract.

            13. We agree not to use information received from you in keeping with Section 12(a) of this Agreement for marketing or any other similar purpose without your prior written consent.

            14. As required by applicable provisions of the Gramm-Leach-Bliley Act, and at all times in accord with the Fund's privacy policy described in its Prospectus, we agree to provide appropriate protections for personal financial information of persons invested in the Fund.

            15.

            a. You agree to indemnify, defend and hold us and our directors and officers and the Fund and its trustees and officers and any person who controls us and/or the Fund within the meaning of Section 15 of the Securities Act of 1933, as amended, free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending such claims and any counsel fees incurred or in connection therewith) which we or our directors and officers, or the Fund and its trustees and officers, and any such controlling person, as aforesaid, may incur arising out of or based upon (i) any breach of any representation, warranty or covenant made by you herein, (ii) any failure by you to perform your obligations as set forth herein, (iii) your action or inaction relating to any duties, functions, procedures or responsibilities undertaken by you pursuant to your use of the Transfer Agent or the NSCC, including that which may arise out of the malfunction of your programs, systems and equipment, or (iv) any violation by you of any law, rule or regulation, which violation may result in liability to us or to the Fund. In the event that we or the Fund determine to refund any amounts paid by an investor by reason of your breach, failure or violation, you shall return to us or the Fund any fees previously paid to you by us with respect to the transaction for which the refund is being made. This section shall survive termination of this Agreement.

            b. We agree to indemnify, defend and hold you and your directors and officers and any person who controls you within the meaning of Section 15 of the Securities Act of 1933, as amended, free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending such claims and any counsel fees incurred or in connection therewith) which you or your directors and officers, and any such controlling person, as aforesaid, may incur arising out of or based upon (i) any breach of any representation, warranty or covenant made by us herein, (ii) any failure by us to perform our obligations as set forth herein, or (iii) any violation by us of any law, rule or regulation, which violation may result in liability to you. This section shall survive termination of this Agreement.

            c. Neither party, without prior written consent, shall settle a claim if such settlement were to negatively impact the rights and obligations of the other party. Prompt written consent will not be unreasonably withheld.

            d. The provisions of this Section 15 shall survive termination of this Agreement.

            16. This Agreement shall become effective when accepted by you below. We and the Fund reserve the right, in our discretion upon notice to you, to amend, modify or terminate this Agreement at any time or to suspend sales or withdraw the offering of Shares entirely or to change the fees payable hereunder. You may, upon notice to us, terminate this Agreement at any time. Orders received following notice to you of any amendment or modification to this Agreement shall be deemed to be a confirmation of your acceptance of such amendment or modification.

            17. This Agreement is not assignable or transferable, except that we may assign or transfer this Agreement to any successor which becomes general distributor to the Fund.

            18. This Agreement shall be construed under the laws of the State of New York. This agreement is subject to the Prospectus from time to time in effect, and, in the event of a conflict, the terms of the Prospectus shall control. Any changes, modifications or additions reflected in any Prospectus shall be effective on the date of the Prospectus (or supplement thereto) unless specified otherwise.

            19. All communications to us should be sent to: FEF Distributors, LLC, 1345 Avenue of the Americas, New York, NY 10105, Attn: Operations. Any notice to you shall be sent to: OneAmerica Securities, Inc. ATTN: Matthew Fleetwood One American Square, P.O. Box 368 Indianapolis, IN 46206.

            20. If any provision of this Agreement is held invalid or unenforceable, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain. in full force and effect to the extent not held invalid or unenforceable.

            21. This Agreement may be executed by different parties on separate counterparts, each of which, when so executed and delivered, shall be an original, and all such counterparts shall together constitute one and the same instrument.

            Please confirm your acceptance of this Agreement by executing both copies of this Agreement and returning one of the originals to us for our files.

                            [SIGNATURE PAGE FOLLOWS]

                 FEF DISTRIBUTORS, LLC (Distributor)

                 By: /s/ Robert Bruno
                     -----------------------------------------
                 Name and Title: Robert Bruno, President
                                 -----------------------------


                          ONEAMERICA SECURITIES, INC.

                          By: /s/ Matthew Fleetwood
                              -------------------------------------------
                              Name: Matthew Fleetwood
                                    -------------------------------------
                              Title: President
                                     ------------------------------------

                                                                       EXHIBIT A
                                                         EFFECTIVE MARCH 1, 2017

                               FIRST EAGLE FUNDS
                            SELLING GROUP AGREEMENT

This Exhibit A to the Selling Group Agreement between you as a Selling Group Member and FEF Distributors, LLC, is applicable to Shares of:

   First Eagle Funds, a Delaware statutory trust, and its Series:

      First Eagle Global Fund - Classes A, C, R3, R4, R5, R6 & I
      First Eagle Overseas Fund - Classes A, C, R3, R4, R5, R6 & I
      First Eagle Gold Fund -- Classes A, C, R3, R4, R5, R6 & I
      First Eagle U.S. Value Fund -- Classes A, C, R3, R4, R5, R6 & I
      First Eagle Global Income Builder Fund -- Classes A, c; R3, R4, R5, R6 & I First Eagle High Yield Fund -- Classes A, C, R3, R4, R5, R6 & I
      First Eagle Fund of America -- Classes A, C, R3, R4, R5, R6, Y & I

For First Eagle Global Fund - Class A, First Eagle Overseas Fund - Class A, First Eagle Gold Fund -- Class A, First Eagle U.S. Value Fund -- Class A, First Eagle Global Income Builder Fund -- Class A and First Eagle Fund of America -- Class A the public offering price per share is the net asset value per share plus the share charge as described below:

                                         SALES CHARGE AS    SALES CHARGE AS     DEALER DISCOUNT
                                        PERCENT OF PUBLIC    PERCENT OF THE      AS PERCENT OF
AMOUNT INVESTED                          OFFERING PRICE     AMOUNT INVESTED     OFFERING PRICE
-------------------------------------  ------------------  ------------------  -----------------
Less than $25,000                                   5.00%               5.26%              4.50%
$ 25,000 but less than $50,000                      4.50%               4.71%              4.25%
$ 50,000 but less than $100,000                     4.00%               4.17%              3.75%
$ 100,000 but less than $250,000                    3.25%               3.36%              3.00%
$ 250,000 but less than $500,000                    2.50%               2.56%              2.25%
$ 500,000 but less than $1,000,000                  1.50%               1.52%              1.25%
$ 1,000,000 and above                               0.00%               0.00%              0.00%

For First Eagle High Yield Fund -- Class A the public offering price per share is the net asset value per share plus the share charge as described below:

                                          SALES CHARGE AS     SALES CHARGE AS     DEALER ALLOWANCE
                                            PERCENT OF        PERCENT OF NET       AS PERCENT OF
AMOUNT INVESTED                           OFFERING PRICE      AMOUNT INVESTED     OFFERING PRICE
---------------------------------------  ------------------  -----------------   ------------------
Less than $100,000                                    4.50%              4.71%                4.00%
$100,000 but less than $250,000                       3.50%              3.63%                3.00%
$250,000 but less than $500,000                       2.50%              2.56%                2.25%
$ 500,000 but less than $1,000,000                    2.00%              2.04%                1.75%
$ 1,000,000 and above                                 0.00%              0.00%                0.00%

For First Eagle Global Fund -- Class C, First Eagle Overseas Fund -- Class C, First Eagle U.S. Value Fund -- Class C, First Eagle Gold Fund -- Class C, First Eagle Global Income Builder Fund -- Class C, First Eagle High Yield Fund -- Class C and First Eagle Fund of America -- Class C, the public offering price per share is the net asset value per share. Class C shares of First Eagle Global Fund, First Eagle Overseas Fund, First Eagle U.S. Value Fund, First Eagle Gold Fund, First Eagle Global Income Builder Fund, First Eagle High Yield Fund and First Eagle Fund of America redeemed within the first year of purchase are subject to a contingent deferred sales charge, which is paid to the Distributor.

For certain services you provide, you may also receive an annual 0.25% Rule 12b-1 fee in connection with First Eagle Global Fund -- Class A, First Eagle Overseas Fund -- Class A, First Eagle Gold Fund -- Class A, First Eagle U.S. Value Fund -- Class A, First Eagle Global Income Builder Fund -- Class A, First Eagle High Yield Fund -- Class A and First Eagle Fund of America -- Class A. For certain services you provide, you may also receive an annual 1.00% Rule 12b-l fee (including a 0.25% service fee and a 0.75% distribution fee) fee in connection with First Eagle Global Fund -- Class C, First Eagle Overseas Fund -- Class C, First Eagle U.S. Value Fund -- Class C, First Eagle Gold Fund -- Class C, First Eagle Global Income Builder Fund -- Class C, First Eagle High Yield Fund -- Class C and First Eagle Fund of America -- Class C.

For First Eagle Global Fund -- Class R3, First Eagle Overseas Fund -- Class R3, First Eagle U.S. Value Fund -- Class R3, First Eagle Gold Fund -- Class R3, First Eagle Global Income Builder Fund -- Class R3, First Eagle High Yield Fund -- Class R3 and First Eagle Fund of America -- Class R3, the public offering price per share is the net asset value per share.

For First Eagle Global Fund -- Class R4, First Eagle Overseas Fund -- Class R4, First Eagle U.S. Value Fund -- Class R4, First Eagle Gold Fund -- Class R4, First Eagle Global Income Builder Fund -- Class R4, First Eagle High Yield Fund -- Class R4 and First Eagle Fund of America -- Class R4, the public offering price per share is the net asset value per share.

For First Eagle Global Fund -- Class R5, First Eagle Overseas Fund -- Class R5, First Eagle U.S. Value Fund -- Class R5, First Eagle Gold Fund -- Class R5, First Eagle Global Income Builder Fund -- Class R5, First Eagle High Yield Fund -- Class R5 and First Eagle Fund of America -- Class R5, the public offering price per share is the net asset value per share.

For First Eagle Global Fund -- Class R6, First Eagle Overseas Fund -- Class R6, First Eagle U.S. Value Fund -- Class R6, First Eagle Gold Fund -- Class R6, First Eagle Global Income Builder Fund -- Class R6, First Eagle High Yield Fund -- Class R6 and First Eagle Fund of America -- Class R6, the public offering price per share is the net asset value per share.

For certain services you provide, you may also receive an annual 0.35% Rule 12b-1 fee (including a 0.10% service fee and a 0.25% distribution fee) in connection with First Eagle Global Fund -- Class R3, First Eagle Overseas Fund -- Class R3, First Eagle U.S. Value Fund -- Class R3, First Eagle Gold Fund -- Class R3, First Eagle Global Income Builder Fund -- Class R3, First Eagle High Yield Fund -- Class R3 and First Eagle Fund of America -- Class R3. For certain services you provide, you may also receive an annual 0.10% service fee in connection with First Eagle Global Fund -- Class R4, First Eagle Overseas Fund -- Class R4, First Eagle U.S. Value Fund -- Class R4, First Eagle Gold Fund -- Class R4, First Eagle Global Income Builder Fund -- Class R4, First Eagle High Yield Fund -- Class R4 and First Eagle Fund of America -- Class R4.

For First Eagle Global Fund -- Class I, First Eagle Overseas Fund -- Class I, First Eagle U.S. Value Fund -- Class I First Eagle Gold Fund -- Class I, First Eagle Global Income Builder Fund -- Class I, First Eagle High Yield Fund -- Class I and First Eagle Fund of America -- Class I the public offering price per share is the net asset value per share.

For First Eagle Fund of America -- Class Y, the public offering price per share is the net asset value per share. You may also receive an annual 0.25% Rule 12b-1 fee in connection with First Eagle Fund of America -- Class Y.

Thank you for your support.

FEF DISTRIBUTORS, LLC

                            FUND SERVICES AGREEMENT

      THIS FUND SERVICES AGREEMENT (the "AGREEMENT") is made as of January 18, 2019 (the "Effective Date") by FEF Distributors, LLC, a Delaware limited liability company (the "Fund Agent"), as distributor and principal underwriter of each separate series set forth on Schedule A hereto of the First Eagle Funds (each, a "FUND" and, together, the "FUNDS"), and American United Life Insurance Company, an Indiana company (the "SERVICE PROVIDER").

      WHEREAS, the Funds are registered under the Investment Company Act of 1940 (the "1940 ACT") as an open-end management investment company and offers for public sale shares in the separate series of the Funds;

      WHEREAS, the Fund Agent is the distributor and principal underwriter of the Funds;

      WHEREAS, the Service Provider has certain institutional customers (the "CUSTOMERS") which may include, banks, third party administrators, broker-dealers, consultants and registered investment advisers;

      WHEREAS, the Customers have certain underlying employee benefit plan clients and their participants (the "CLIENTS") which invest or desire to invest in the Funds;

      WHEREAS, the Customers and Clients of the Service Provider are retirement plans who are or desire to be shareholders of the Funds that require recordkeeping and other services, and the provision of such services may benefit plan shareholders and facilitate their ability to invest in the Funds;

      WHEREAS, the Service Provider, directly or through its affiliates or designees, provides or desires to provide shareholder support services with respect to the Funds (the "SERVICES") such as those listed on SCHEDULE B.

      NOW, THEREFORE, in consideration of the mutual promises in this Agreement, the Fund Agent and the Service Provider (the "PARTIES") agree that:

1.    THE SERVICES.

Service Provider agrees to provide various Services with respect to a Fund's Shares which shall include those Services listed on Schedule B, as may be mutually agreed to in writing (including via electronic mail) between the Parties from time to time. The Fund Agent hereby appoints Service Provider as its agent for the sole and limited purpose of accepting purchase, exchange or redemption orders for mutual fund shares (the "SHARES") on the order or instruction of the Customer on behalf of Customer's Client ("INSTRUCTIONS"). Service Provider hereby accepts its appointment on the terms and conditions set forth herein. Service Provider shall not be deemed an agent for the Funds by providing Services except in accepting such Instructions. Service Provider shall solely accept Instructions from the Customer, and the Fund Agent shall only accept Instructions from Service Provider. For the avoidance of doubt, the Parties agree that Services furnished by the Service Provider under this Agreement are of a recordkeeping and administrative nature only, and are not intended to constitute legal, investment advisory or distribution services and are not in any way whatsoever intended to promote the sale of Shares.

2. TERM. The term of this Agreement shall commence on the Effective Date and shall continue until the earliest to occur of the following:

      (a) 30 days written notice from the Fund Agent of its desire to terminate the Agreement with respect to the Company or with respect to one or more Funds (in the latter case, for avoidance of doubt, the Agreement shall terminate only with respect to such specified Fund(s));

      (b) The written consent of the Fund Agent to a written request from the Service Provider to terminate the Agreement, which consent shall not be unreasonably withheld;

      (c) a material breach by either Party of any of its representations, warranties, covenants or agreements hereunder, and the failure of such Party to cure such breach for 60 days following receipt of notice by the other Party of such breach; or

      (d) the first anniversary of the Effective Date; provided that, this Agreement shall be automatically renewed for successive one year terms unless either Party not less than 30 days prior to the then current term notifies the other Party that the Agreement will not be renewed.

3.    INCORPORATION OF THE RULES OF THE NSCC.

The Rules & Procedures Manual of National Securities Clearing Corp. ("NSCC"), including the rules and procedures applicable to the utilization of the Defined Contribution Clearing and Settlement System, as amended from time to time or any successor rules and procedures to such Manual (the "PROCEDURES"), are hereby made a part of this Agreement as if fully set forth herein, and Service Provider shall adhere to them, in processing each transaction on behalf of the Fund Agent. Sections 4 and 5 shall apply as the operational procedures for this Agreement in the event that the NSCC is unavailable or the Parties otherwise agree to use them, which agreement may be manifest in any writing or verbally notwithstanding the amendment provisions of Section 19 of this Agreement.

4.    INFORMATION PROVIDED BY THE FUND AGENT.

      (a) The Fund Agent shall use best efforts to provide to the Service Provider via the NSCC Price & Rate File or any other mutually agreed pricing provider, on each business day that the New York Stock Exchange LLC (the "NYSE") is open for business (a "BUSINESS DAY") with respect to each Fund the (i) net asset value (the "NAV") as of or about the close of trading on the NYSE or at such other time at which each Fund's NAV is calculated as specified in such Fund's current prospectus (the "CLOSE OF TRADING"); (ii) dividend and capital gains distribution information; (iii) in the case of income Funds, the daily accrual for interest rate factor (mil rate); and (iv) any other information that the Service Provider needs to perform the Services. The Fund Agent will provide the foregoing information to the Service Provider by 9:00 P.M. Eastern Time ("ET") on each Business Day.

      (b) The Fund Agent shall use best efforts to provide the Service Provider with (i) a confirmation of each Instruction herein no later than the start of trading of the NYSE on the Business Day following the date on which the Instruction is deemed to be received by the Fund Agent; (ii) share positions for each Fund on each Business Day; and (iii) such other reports as Service Provider may reasonably request.

5.    INSTRUCTIONS AND SETTLEMENT.

      (a) The Service Provider shall transmit Instructions in writing to the Fund Agent for all accounts opened on behalf of Customers' Client (collectively, "ACCOUNTS") by 6:00 A.M. ET on the Business Day following Service Provider's receipt of such Instructions. Such transmittal shall be sent to such persons and in such a manner as may be reasonably specified by the Fund Agent in writing from time to time.

      (b) The Service Provider will facilitate the processing of purchase, exchange and redemption of Fund shares (the "TRADES") by performing the Services. Trades shall be made at the NAV determined as of the Close of Trading on the Business Day that Service Provider receives an Instruction from Customer; provided that (i) Customer receives Instructions from Client prior to the Close of Trading on that Business Day; and (ii) the Fund Agent receives the Instructions from the Service Provider by 6:00 AM. ET on the following Business Day. Instructions received by the Customer from the Client after the Close of Trading on any given Business Day shall be treated as if received on the following Business Day. The Service Provider shall maintain internal controls reasonably designed to prevent Instructions received from Customers on behalf of retirement plans or retirement plans participants after the Close of Trading from being aggregated with Instructions properly received before that time.

      (c) Service Provider shall wire payment for net purchases of Shares attributable to all Instructions accepted for the Accounts on a given Business Day no later than 3:00 P.M. ET on the next Business Day to a custodial account designated by the Fund Agent. The Fund Agent will wire payment for net redemptions of Shares attributable to all Instructions accepted for the Accounts on a given Business Day on the next Business Day no later than 3:00 P.M. ET to an account designed by the Service Provider.

6.    SERVICE PROVIDER COMPENSATION.

      (a) Fund Agent will pay or cause to be paid the fee listed on Schedule C to the Service Provider in consideration for the Services provided pursuant to this Agreement ("SERVICE FEE"). For the avoidance of doubt, the Parties agree and acknowledge that the Service Fee paid to the Service Provider under this Agreement is for compensation for its provision of record keeping and administrative services, only, not legal, investment advisory or distribution services, and is not in any way whatsoever intended to promote or to provide compensation in connection with the sale of Shares.

      (b) Within 60 days after the close of each quarter (the "COMPENSATION PERIOD"), Service Provider shall provide the Fund Agent with an invoice for the Service Fee attributable to such Compensation Period, setting forth in reasonable detail the basis for the calculation of such Service Fee, and Fund Agent shall pay or cause to be paid such invoice within 60 days of receipt thereof.

7.    REPRESENTATIONS, WARRANTIES AND COVENANTS.

      (a)   Each of the Parties represents and warrants to the other as follows:

            (i) it is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is duly qualified to transact business in each other jurisdiction where it is required to be so qualified;

            (ii) it has duly authorized and executed this Agreement, and this Agreement represents the legal, valid and binding obligations of it, enforceable against it in accordance with its terms (except as may be limited by equitable principles);

            (iii) the execution, delivery and performance of this Agreement does not violate, conflict with or constitute a breach of any provision of any federal, state or local law applicable it, the organizational documents of it or any material agreement, contract, consent decree, order or other instrument to which it is a Party or by which it is bound;

            (iv) other than consents previously obtained, no consent or other action of any third party is necessary for it to execute, deliver or perform under this Agreement;

            (v) it will not represent or imply in any way that it has any relationship with the other Party except as described in this Agreement. It will not use the other Party's name in advertising or marketing material, or otherwise, without the other Party's prior written consent, except that it may use the name of the other Party as may be necessary in its respective regulatory filings; and

            (vi) it shall materially comply with all federal and state laws and regulations applicable to it, including, but not limited to, the 1940 Act, the Securities Act of 1933 (the "1933 ACT"), the Securities and Exchange Act of 1934 (the "1934 ACT") and the Employee Retirement Income Security Act of 1974 (all as amended).

      (b) The Fund Agent represent, warrant, and covenant to the Service Provider that:

            (i) the Funds are series of an investment company registered under the 1940 Act and offers and sales of Shares by the Funds will be registered under the 1933 Act;

            (ii) all regulatory requirements necessary to permit Shares to be sold in accordance with the terms of this Agreement have been satisfied for all fifty states and the District of Columbia. The Fund Agent will notify the Service Provider immediately if there is any change in the registration or qualification for sale of any Shares; and

            (iii) the Service Provider is not responsible for any information contained in or omitted from any prospectus, registration statement, annual report, proxy statement, or item of advertising, marketing material or any other document not prepared by the Service Provider.

      (c)   Service Provider represents, warrants and covenants that:

            (i) to the extent Service Provider engages one or more third parties (including any of its affiliates or designees) to act as subcontractor(s) or agent(s) ("SUBCONTRACTOR") to perform Services, Service Provider has determined that each such Subcontractor is capable of performing the Services, that Service Provider shall be responsible for the actions of such Subcontractors in accordance with the terms of this Agreement and applicable law as if the Services were being performed by Service Provider. All references to Service Provider in this Agreement shall be deemed to include Subcontractors to the maximum extent applicable;

            (ii) it shall maintain an anti-money laundering program ("AML PROGRAM") that complies with the Bank Secrecy Act, as amended by the USA PATRIOT Act (the "PATRIOT ACT," and together with the Bank Secrecy Act, the "AML Acts"), the rules and regulations under the AML Acts, and the rules, regulations and regulatory guidance of the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, Inc. or any other applicable self-regulatory organization (collectively, "AML RULES AND REGULATIONS"). The AML Program (i) designates a compliance officer to administer and oversee the AML Program, (ii) provides ongoing employee training,
            (iii) includes an independent audit function to test its effectiveness, (iv) establishes internal policies, procedures, and controls that are tailored to its particular business, (v) includes a customer identification program for its institutional customers consistent with the rules under section 326 of the PATRIOT Act, (vi) provides for the filing of all necessary anti-money laundering reports including, but not limited to, currency .transaction reports and suspicious activity reports, (vii) provides for screening all Customers against the Office of Foreign Asset Control list and will provide for screening against any other government list required under the AML Acts, and (viii) allows for appropriate regulators to examine Service Provider's AML Program books and records;

            (iii) it will assist the Fund Agent by agreeing to promptly and fully cooperate with any reasonable request made by Fund Agent to address market timing or excessive trading strategies identified by Fund Agent in accordance with the applicable provisions of Rule 22c-2 in the enforcement of the Fund's policy on abusive, excessive frequent trading, or arbitrage activity, consistent with the terms of the then-current Prospectus and/or statement of additional information of each Fund, including late trading policies applicable to the Shares. Service Provider shall monitor trading frequency of and patterns of trades in Shares within the accounts of Clients. Upon reasonable request and notice to Service Provider, Service Provider will (a) permit the Fund Agent to review information, controls and procedures employed by Service Provider to fulfill its duties and obligations under this Agreement, (b) grant reasonable access to Service Provider's personnel and records to allow the Fund Agent to assess the quality and nature of Service Provider's Services under this Agreement; and (c) provide records to verify amounts payable or owed to Service Provider under this Agreement. In connection with this, the Fund Agent and its representatives will comply with all commercially reasonable security and confidentiality procedures established by Service Provider. Upon the Fund Agent's request, Service Provider will provide copies to the Fund Agent of third-party audit reports of Service Provider's operational controls (E.G., SSAE~16, SOC-1, FICCA, etc.);

            (iv) Service Provider shall maintain a contingency plan for the continuation of business and the preservation and/or recovery of data so that despite a disruption in Service Provider's ability to provide Services or to perform its other obligations hereunder from any particular location or through the efforts of any particular individuals, Service Provider will promptly be able to provide Services and perform such obligations from an alternate location or with replacement individuals.' barring a national catastrophic event; and

            (v) Service Provider shall at all times maintain a commercially reasonable cybersecurity policy, including employing a current version of a commercially available virus detection software program that employs regular updates to test the hardware and software applications used by it to deliver the Services for the presence of any computer code designed to disrupt, disable, harm or otherwise impede the operation of such hardware or software. In the event of a cyber-attack that materially impacts Service Provider's provision of Services under this Agreement or compromises any confidential information or other information or data of the Funds, the Service Provider will notify the Fund Agent as soon as reasonably practicable of the details of such attack, and will thereafter respond to Fund Agent reasonable inquiries relating to such attack in accordance with the Service Provider's policies and procedures or as may otherwise be required by applicable law.

8.    INDEMNIFICATION.

      (a) The Fund Agent shall indemnify, defend and hold harmless the Service Provider, its affiliates, subsidiaries, parents, and their respective officers, managers, representatives, and employees (collectively, the "SERVICE PROVIDER PARTIES") from and against any claims, liabilities, costs, attorneys' fees and legal costs, expenses, indirect or direct losses, damages and penalties (collectively, "COSTS") incurred by any such Service Provider Party arising from or relating to any material breach by the Fund Agent of any representation, warranty, agreement or other obligation contained in this Agreement, but only to the extent such Costs did not result from Service Provider's own negligence or willful misconduct.

      (b) The Service Provider shall indemnify, defend and hold harmless the Fund Agent, its affiliates, subsidiaries, parents, and their respective officers, managers, representatives, and employees (collectively, the "FUND PARTIES") from and against any Costs incurred by any such Fund Party arising from or relating to any material breach by the Service Provider of any representation, warranty, agreement or other obligation contained in this Agreement, but only to the extent such Costs did not result from Fund Agent's own negligence or willful misconduct.

      (c) INDEMNITY PROCEDURES. A Party seeking indemnity shall: (i) promptly after receiving notice of a claim or litigation for which indemnity may be sought, give the indemnifying Party written notice thereof, together with any and all documentation received related to such claim or litigation; (ii) give the indemnifying Party full control over the defense and settlement of any claim or litigation for which indemnification is sought; and (iii) reasonably cooperate with the indemnifying Party, at the indemnifying Party's expense, to facilitate the defense or settlement of any such claim or litigation; provided that a failure to comply with the foregoing procedures shall relieve the indemnifying Party from its obligation to indemnify solely to the extent that such failure results in prejudice to the indemnifying Party. The Party seeking indemnification may participate in the defense or negotiations at its own expense to protect its interests. The indemnifying Party shall not enter into any settlement agreement that impairs the rights or expands the obligations of the Party seeking indemnification without the prior written consent of such Party, provided that the indemnifying Party may settle any claim or cause of action to the extent such claim seeks monetary damages if the indemnifying Party agrees to pay such monetary damages.

9.    CONFIDENTIALITY.

      (a) DEFINITIONS. "CONFIDENTIAL INFORMATION" means all written and verbal information relating to the Services, a Party's business strategy, procedures, finances, pricing information, security, technology, customers, vendors, other third parties and all other information reasonably understood to be confidential. Personal information that is exchanged shall also be deemed Confidential Information hereunder. "PERSONAL INFORMATION" means personal information about an identifiable individual including, without limitation, name, address, contact information, age, gender, income, marital status, finances, health, employment, social security number and trading activity or history. Personal Information shall not include the name, title or business address or business telephone number of an employee of an organization in relation to such individual's capacity as an employee of an organization. Confidential Information shall not include information which (i) is publicly available; (ii) the receiving Party (the "RECIPIENT") can show was in its possession prior to receipt from the disclosing Party (the "PROVIDER") without an obligation of confidentiality to the Provider; (iii) is independently acquired or developed by the Recipient without violation of its obligations hereunder; or (iv) is aggregated and/or statistical data of the Fund Parties that does not specifically identify any single transaction, person or other individual Fund Party business record.

      (b) OBLIGATIONS. In performing this Agreement, Service Provider may provide Confidential Information to the Fund Agent, and the Fund Agent shall provide to Service Provider the Confidential Information required for Service Provider to provide the Services. The Recipient shall utilize and reproduce Confidential Information only as needed to carry out the intent of this Agreement and shall not disclose Confidential Information in any manner without the Provider's prior written consent except to (i) persons with a "need to know" as reasonably required to carry out the purpose of this Agreement and (ii) to its auditors, counsel and other professional advisors and those of its affiliates in the ordinary course of

Recipient's use of the Services; provided, that the foregoing persons have agreed in writing to hold the Confidential Information in confidence in accordance with this Section 9. Each Party will take reasonable steps to prevent, and shall be responsible for, a breach of its obligations by any employee or third party to whom it has provided Confidential Information. The Recipient shall promptly notify the Discloser of any unauthorized access to Confidential Information.

      (c) COMPELLED DISCLOSURE. If the Recipient or anyone to whom the Recipient discloses Confidential Information becomes legally compelled to disclose any Confidential Information, then, to the extent lawful, the Recipient will provide the Provider with prompt notice thereof prior to any disclosure, and will enable Provider to seek a protective order or other appropriate remedy. If any disclosure of Confidential Information is undertaken in connection with a legal requirement, the Recipient will disclose only that portion of the Confidential Information which the Recipient is advised in a reasonable written opinion of counsel is the minimum legally required, and will assist the Provider in obtaining confidential treatment therefor. Notwithstanding the forgoing, the Service Provider may disclose Confidential Information to a regulator without notice to the Fund Agent upon a request of a regulatory agency.

      (d) RETURN OR DESTROY. Upon the termination of this Agreement, the Parties shall return to each other, or destroy, all Confidential Information of the other Party, except for (i) copies back-up or archive copies not readily accessible stored in accordance written policies and (ii) as required by applicable law. Service Provider may retain Confidential Information to demonstrate that it has provided the Services. In the event that the Fund Agent requires the Service Provider to return any Fund Information, the Fund Agent shall pay Service Provider's then current hourly rates and out of pocket expenses in connection therewith.

10.   NON-EXCLUSIVITY.

The Parties may enter into similar Services agreements with any other person or persons without the other Party's consent.

11.   LIABILITY; ACTS BEYOND CONTROL.

      (a) Notwithstanding anything to the contrary in this Agreement, Service Provider shall not be liable to any of the Fund Parties for any act or omission of Service Provider, unless such conduct was found to constitute negligence or willful misconduct. Service Provider shall not be liable for undertaking any act at the direction of the Fund Agent or for failing to act in the absence of such direction. Service Provider shall be entitled to rely on the authenticity of any notice or other communication received from the Fund Agent so long as Service Provider reasonably believes the same to be genuine. Notwithstanding anything to the contrary in this Agreement, Service Provider shall not be liable to any Fund Parties for any indirect, incidental, special, consequential or punitive damages, including without limitation any damages claimed as a result of lost profits.

      (b) Service Provider shall not be responsible for Costs resulting directly or indirectly from conditions beyond its reasonable control, including, but not limited to, war, natural disaster, government or NSCC restrictions or changes, exchange, market or NSCC rulings, strikes, interruptions of communications or data processing services, or disruptions in orderly trading on any exchange or market. The Parties acknowledge that unforeseen circumstances may temporarily prohibit Service Provider from performing the Services, which failure shall not be deemed a breach of this Agreement.

12.   EFFECT OF TERMINATION.

The termination of this Agreement shall not relieve either Party of any obligation hereunder that accrued prior to such termination and the following sections under the following captions shall survive the termination of this
Agreement: "Arbitration," "Attorneys' Fees," "Choice of Law," "Confidentiality," "Effect of Termination," "Entire Agreement," "Indemnification," "Liability; Acts Beyond Control," "Notice," "Representations, Warranties and Covenants" and "Severability."

13.   CHOICE OF LAW.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of law thereof which would result in the application of the substantive law of another state.

14.   ARBITRATION.

      (a) The Parties agree to settle by arbitration, and to cause the Fund Parties and the Service Provider Parties, as applicable, to settle by arbitration, any controversy between or among any of them arising out of this Agreement or the transactions contemplated hereby. Such arbitration will be conducted in New York County, New York, by, and according to the securities arbitration rules then in effect of, the American Arbitration Association. Arbitration may be initiated by serving or mailing a written notice. Any award the arbitrator makes will be final, and judgment on it may be entered in any court having jurisdiction. This arbitration agreement shall be enforced and interpreted exclusively in accordance with applicable federal law, including the Federal Arbitration Act, and shall survive the bankruptcy of any Party.

      (b) The Parties acknowledge that (i) arbitration shall be final and binding on the Parties; (ii) the Parties are waiving their right to seek remedies in court, including the right to a jury trial; (iii) pre-arbitration discovery is generally more limited than and different from court proceedings;
(iv) the arbitrators' award is not required to include factual findings or legal reasoning and any Party's right to appeal or to seek modification of rulings by the arbitrators is strictly limited; and (v) the panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry.

15.   ASSIGNMENT BY SERVICE PROVIDER.

Each Party may assign its rights and obligations under this Agreement to any subsidiary, affiliate or successor by merger or acquisition upon written notice to, but without the consent of, the other Party, provided each Party maintains comparable capabilities to fulfill its obligations hereunder.

16.   ATTORNEYS' FEES.

In any arbitration, or other proceeding by which one Party either seeks to enforce its rights under this Agreement (whether in contract, tort or both) or seeks a declaration of any rights under this Agreement, the prevailing Party shall be awarded reasonable attorneys' fees, together with any costs and expenses, to resolve the dispute and enforce the final judgment.

17.   NOTICE.

Any notice, demand, or other communication required or permitted under this Agreement (collectively, a "NOTICE") must be in writing and either delivered personally, by a nationally recognized overnight courier, or sent by certified or registered mail, postage prepaid, return receipt requested. A Notice must be addressed to the Fund Agent at the address provided on the signature page hereto and to Service Provider as follows:

         American United Life Insurance Company
         One American Square
         P.O. Box 368
         Indianapolis,IN 46206
         Attn: Terry Burns

A Notice delivered personally will be deemed given only when acknowledged in writing by the Party to whom it is delivered. A Notice delivered via a nationally recognized overnight courier shall be deemed given as of the next Business Day after it is sent. A Notice that is sent via mail will be deemed given three Business Days after it is mailed. The address specified by a party for notices may be changed by such party by written notice to the other party.

18.   SEVERABILITY.

Should any provision of this Agreement be held invalid or unenforceable by any arbitrator, statute, rule or otherwise, the remaining provisions of this Agreement will continue in full force and effect. Upon such determination that provision is invalid or unenforceable,the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

19.   AMENDMENT AND WAIVER.

Any of the terms of this Agreement may be waived, amended or modified in whole or in part only by a writing signed by the Parties. The Parties may amend any of the schedules to this Agreement from time to time by exchanging revised executed copies of them and delivering them to the other Party electronically. No failure of any Party to insist upon strict performance of any provision of this Agreement shall constitute a waiver.

20.   ENTIRE AGREEMENT; COUNTERPARTS.

This Agreement, together with its accompanying schedule(s),constitutes the entire Agreement between the Parties with respect to the subject matter hereof. This Agreement may be executed in two or more counterparts,each of which shall be an original, and all of which shall constitute one instrument.

                           [Signature page follows.]

      IN WITNESS WHEREOF the undersigned have duly executed this Shareholder Services Agreement as of the date first written above.

                                  FEF DISTRIBUTORS, LLC

                                  By:  /s/ Robert Bruno
                                       -----------------------------------------
                                       Name: Robert Bruno
                                       Title: President


                                  Address for Notices:

                                  FEF Distributors, LLC
                                  1345 Avenue of the Americas, 48th Floor
                                  New York, NY 10105

                                  Attention: Legal Counsel


                                  AMERICAN UNITED LIFE INSURANCE COMPANY, LLC

                                  By:  /s/ Terry W. Burns
                                       -----------------------------------------
                                       Name:    Terry W. Burns
                                                --------------------------------
                                       Title:   Assistant Vice President
                                                --------------------------------

                                 SCHEDULE A TO
                         SHAREHOLDER SERVICES AGREEMENT
                                   THE FUNDS

      Please list Funds and CUSIPS:

FUND
NAME                                         R6                   R5                   R4                    R3
-----------------------------------  -------------------  -------------------  -------------------   ------------------
First Eagle Global                     FEGRX 32008F580      FRGLX 32008F598      EAGRX 32008F614       EARGX 32008F622
First Eagle Overseas                   FEORX 32008F549      FEROX 32008F556      FIORX 32008F564       EAROX 32008F572
First Eagle U.S. Value                 FEVRX 32008F499      FERVX 32008F515      FIVRX 32008F523       EARVX 32008F531
First Eagle Gold                       FEURX 32008F457      FERUX 32008F465      FIURX 32008F473       EAURX 32008F481
First Eagle Global Income Builder      FEBRX 32008F416      EABRX 32008F424      FIBRX 32008F432       FBRRX 32008F440
First Eagle High Yield                 FEHRX 32008F366      FERHX 32008F374      FIHRX 32008F382       EARHX 32008F390
First Eagle Fund of America            FEFRX 32008F325      FERFX 32008F333      EAFRX 32008F341       EARFX 32008F358

                                 SCHEDULE B TO
                            FUND SERVICES AGREEMENT
                                  THE SERVICES

Services provided include, but are not limited to, the following:

      a) providing sub-accounting with respect to the Shares or the information necessary for sub-accounting;

      b) establishing and maintaining accounts and records relating to transactions in the Shares in such form and for such time as may be required by applicable law;

      c) providing a service that invests the assets of Client accounts in the Shares pursuant to specific or pre-authorized instructions;

      d) processing purchase, exchange and redemption requests with the Funds and placing purchase, exchange and redemption orders with the Funds;

      e) collecting, administering and disbursing compensation payments made by the Funds or its affiliates payable to or for the benefit of the Customers in connection with the Customers' provision of services to their Clients;

      f)    arranging for bank wires;

      g)    processing dividend and distribution payments from the Funds;

      h) assisting the Funds in changing dividend or distribution options, account designations and addresses;

      i) forwarding shareholder communications from the Funds (such as prospectuses, proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices);

      j) responding to routine inquiries from authorized representatives of the Customers relating to Services performed by Service Provider;

      k) providing or causing to be provided a detailed reporting to the Fund Agent that includes account type/social code, plan name, account number, taxpayer identification number ("TIN"), the individual/international taxpayer identification number ("ITIN"), or other government-issued identifier ("GII") of any or all shareholders of the account, name or other identifier of any intermediary(s), investment professional(s) or agent(s) associated with the shareholder(s) or account, and beginning account balances, ending account balances and transactions (purchase, redemption, transfer or exchange) of shares held through an account maintained by the Service Provider for each Compensation Period; and

      I)    other similar services if requested by the Fund Agent.

                                 SCHEDULE C TO
                            FUND SERVICES AGREEMENT
                                  COMPENSATION

Capitalized terms used in this Schedule have the meanings given them in the Agreement to which this SCHEDULE C is annexed.

Compensation is indicated in the chart below for each fund & share class and is shown as an annual rate in one hundredths of one percent (0.XX%) & basis points (XX bps) of the average daily net asset value of each Fund's Shares held on record by Service Provider from time to time on behalf of Customers.

FUND
NAME                                         R6                  R5                 R4                  R3
-----------------------------------  ------------------  ------------------  ------------------  ------------------
First Eagle Global                         0.00%               0.15%               0.15%               0.15%
                                           00 bps              15 bps              15 bps              15 bps
First Eagle Overseas                       0.00%               0.15%               0.15%               0.15%
                                           00 bps              15 bps              15 bps              15 bps
First Eagle U.S. Value                     0.00%               0.15%               0.15%               0.15%
                                           00 bps              15 bps              15 bps              15 bps
First Eagle Gold                           0.00%               0.15%               0.15%               0.15%
                                           00 bps              15 bps              15 bps              15 bps
First Eagle Global Income Builder          0.00%               0.15%               0.15%               0.15%
                                           00 bps              15 bps              15 bps              15 bps
First Eagle High Yield                     0.00%               0.15%               0.15%               0.15%
                                           00 bps              15 bps              15 bps              15 bps
First Eagle Fund of America                0.00%               0.15%               0.15%               0.15%
                                           00 bps              15 bps              15 bps              15 bps